As filed with the Securities and Exchange Commission on January 30, 2009

Registration No. 333-_
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEST BANCORPORATION, INC.
(Exact name of registrant as specified in its charter)

Iowa	42-1230603
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1601 22nd Street
West Des Moines, Iowa 50266
515-222-2300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Douglas R. Gulling, EVP & CFO
West Bancorporation, Inc.
1601 22nd Street
West Des Moines, Iowa 50266
(515) 222-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wade R. Hauser III
Ahlers & Cooney, P.C.
100 Court Avenue, Suite 600
Des Moines, Iowa 50309
(515) 243-7611

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐
Smaller reporting company ☐		(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share	36,000		$1,000	(1)	$36,000,000		$1,414.80
Warrant to Purchase Common Stock, no par value per share, and underlying shares of Common Stock (2)	474,100	(2)	$11.39	(3)	$5,399,999	(3)	$212.22
Total:					$41,399,999		$1,627.02

(1)           Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)           In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, there are being registered hereunder (a) a warrant for the purchase of 474,100 shares of Common Stock, no par value, with an initial exercise price of $11.39 per share, (b) the 474,100 shares of Common Stock issuable upon exercise of such warrant and (c) such additional number of shares of Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of Common Stock are registered hereunder pursuant to Rule 416.

(3)           Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $11.39.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This information in this prospectus is not complete and may be changed.  The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion

Dated January 30, 2009

36,000 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A
Warrant to Purchase 474,100 Shares of Common Stock
474,100 Shares of Common Stock

WEST BANCORPORATION, INC.

This prospectus relates to the potential resale from time to time by selling security holders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Preferred Stock"), a warrant (the "Warrant") to purchase 474,100 shares of our Common Stock, no par value per share (the "Common Stock"), and any shares of Common Stock issuable from time to time upon exercise of the Warrant. In this prospectus, we refer to the shares of Preferred Stock, the Warrant and the shares of Common Stock issuable upon exercise of the Warrant, collectively, as the "Securities." The Preferred Stock and the Warrant were originally issued by us pursuant to the Letter Agreement dated December 31, 2008, and the related Securities Purchase Agreement - Standard Terms, between us and the United States Department of the Treasury (the "UST") in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

The UST and its successors, including transferees (the "Selling Security Holders"), may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If the Securities are sold through underwriters, broker-dealers or agents, the Selling Security Holders will be responsible for underwriting discounts or commissions or agents' commissions.

We will not receive any proceeds from the sale of Securities by the Selling Security Holders.

The Preferred Stock is not listed on an exchange, and, unless requested by the UST, we do not intend to list the Preferred Stock on any exchange.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol "WTBA."  On January 28, 2009, the closing price of our Common Stock was $9.89 per share.  You are urged to obtain current market quotations of the Common Stock.

Investing in our Securities involves a high degree of risk. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The principal executive offices of West Bancorporation, Inc. are located at 1601 22nd Street, West Des Moines, Iowa, 50266, and the telephone number is (515) 222-2300.

The date of this prospectus is _____________, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the "SEC") using a "shelf” registration process.  Under this shelf registration process, the Selling Security Holders may, from time to time, offer and sell the Securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the Securities. We may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the Selling Security Holders. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and, if applicable, any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information and Incorporation by Reference."

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the Securities offered under this prospectus. You can find the registration statement at the SEC's website or at the SEC office mentioned under the heading "Where You Can Find More Information and Incorporation by Reference."

Unless the context otherwise indicates, the terms "West Bancorporation, Inc." “West Bancorporation,” "Company," "we," "our," or "us" mean West Bancorporation, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports and proxy statements and other information with the SEC. Our SEC filings are available over the Internet in the investor relations section of our website at http://www.westbankiowa.com or at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the SEC's public reference room.  Information contained on our website is not a part of this prospectus.

For further information about us and the Securities offered under this prospectus, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the following documents (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act"):

•	Our annual report on Form 10-K for the year ended December 31, 2007;

•	Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008, and September 30, 2008;

•
Our current reports on Form 8-K dated January 17, 2008, April 17, 2008, April 18, 2008, May 6, 2008, May 23, 2008, July 17, 2008, July 31, 2008, August 19, 2008, September 4, 2008, September 18, 2008 (2), October 16, 2008, October 24, 2008, October 30, 2008, December 8, 2008, December 24, 2008, December 31, 2008, January 9, 2009, and January 22, 2009; and

•
The description of our Common Stock incorporated by reference in our registration statement on Form 10, filed March 11, 2002, pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

We also incorporate by reference reports we file in the future under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions of any such documents that are "furnished" but not "filed" for purposes of the Exchange Act), including reports filed after the date of the initial filing of the registration statement and before the effectiveness of the registration statement, until we sell all of the securities offered by this prospectus or terminate this offering.

You may request a copy of any of the documents referred to above, at no cost, by contacting us in writing or by telephone at:

Secretary
West Bancorporation, Inc.
1601 22nd Street
West Des Moines, Iowa 50266
Phone: (515) 222-2300

You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus and, if applicable, any prospectus supplements that are not historical are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include: (1) statements made in our annual report on Form 10-K for the year ended December 31, 2007, and in our quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, September 30, 2008, and other filings we file or furnish to the SEC, including, without limitation, statements with respect to the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratios. Forward-looking statements also include statements regarding the intent, belief or current expectation of West Bancorporation, Inc. and its officers.  Forward-looking statements include statements preceded by, followed by or that include forward-looking terminology such as "may," "should," "believes," "expects,"  "intends," "anticipates," "estimates," or similar references or references to estimates or predictions.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include:  interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by our loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the SEC, the Federal Reserve Board or the Federal Deposit Insurance Corporation; customers’ acceptance of West Bancorporation, Inc.’s products and services; and the possibility that the terms of the U.S. Treasury Department’s Capital Purchase Program could change.

All forward-looking statements included or incorporated by reference in this prospectus and the applicable prospectus supplement are based on information available to us as of the date of this prospectus or the applicable prospectus supplement. We do not undertake to revise or update any forward-looking statements that may be made by or on behalf of us in this prospectus, any prospectus supplement or otherwise. Our actual results may differ materially from those contained in the forward-looking statements identified above. Factors which may cause such a material difference to occur include, but are not limited to, the risk factors described below.

RISK FACTORS

An investment in our Securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth below.

West Bancorporation’s business is conducted through its two wholly-owned subsidiaries, West Bank and WB Capital Management Inc.  The greatest risks for investment in our Securities involve West Bank because it comprises over ninety percent of our operations and assets.  West Bank is subject to all the general risks that confront community banks.  In addition, West Bank and West Bancorporation are subject to the following particular risks.

Our loan portfolio.

The largest component of West Bank’s income is interest received on loans.  West Bank’s loan portfolio includes a significant amount of commercial real estate loans, commercial lines of credit, commercial term loans, and construction or land development loans.  West Bank’s typical commercial borrower is a small or medium-sized privately-owned Iowa business person or entity.  Our commercial loans typically have greater credit risks than residential mortgage or consumer loans because they often have larger balances and repayment usually depends on the borrowers’ successful business operations.  Commercial loans also involve some additional risk because they generally are not fully repaid over the loan period and thus usually require refinancing or a large payoff at maturity.  When the general economy turns downward, which is currently the case, commercial borrowers may not be able to repay their loans and the value of their assets, which are usually pledged as collateral, may decrease rapidly and significantly.  Also, when credit markets tighten due to adverse developments in specific markets or the general economy, opportunities for refinancing may become more expensive or non-available, resulting in loan defaults.  The current economic conditions in West Bank’s market areas are putting considerable negative pressure on our existing loan customers and are limiting our ability to find attractive new loan customers.

Our real estate loans expose us to increased credit risks.

A substantial portion of our loan portfolio consists of real estate-related loans, including real estate development, construction, and residential and commercial mortgage loans.  Consequently, real estate-related credit risks are a significant concern for us.  The adverse consequences from real estate-related credit risks tend to be cyclical and are often driven by national economic developments that are not controllable or entirely foreseeable by us or our borrowers.  General difficulties in our real estate markets have recently contributed to increases in our non-performing loans, charge-offs, and decreases in our income.  Although we believe that the real estate markets in which we make loans are not as depressed as some in the country, we believe that real estate-related credit risks continue to be significant in our markets.

Our accounting policies and methods are the basis of how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations.  Our management must exercise judgment in selecting and applying many of these accounting policies and methods in order to ensure that they comply with generally accepted accounting principles and reflect management's judgment as to the most appropriate manner in which to record and report our financial condition and results of operations. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which might be reasonable under the circumstances yet might result in us reporting different amounts than would have been reported under a different alternative.

We have identified two accounting policies as being "critical" to the presentation of our financial condition and results of operations because they require management to make particularly subjective and complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions.  These critical accounting policies relate to: (1) the allowance for loan losses and (2) determining the fair value of investment securities held for sale.  Because of the inherent uncertainty of these estimates, no assurance can be given that application of alternative policies or methods might not result in the reporting of different amounts of allowance for loan loss, fair value of securities held for sale, and net income.

Various factors may cause our allowance for loan losses to increase.

Our allowance for loan losses represents management's estimate of probable losses inherent in our loan portfolio. Management evaluates the allowance each quarter to determine that it is adequate to absorb these inherent losses.  This evaluation is supported by a methodology that identifies estimated losses based on assessments of individual problem loans and historical loss patterns.  In addition, general factors unique to each measurement date are also considered, including economic conditions in certain geographic or industry segments of the loan portfolio, economic trends, risk profile, and portfolio composition.  The determination of the appropriate level of the allowance for loan losses is highly subjective and requires management to make significant estimates of current credit risks and future trends, all of which may undergo material changes in a short period of time.  Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, many of which are outside of our control, may require an increase in the allowance for loan losses.  Determining the appropriate loan loss allowance is more difficult during periods of significant economic downturn.  Any increase in the allowance for loan losses will result in a decrease in net income and capital, and could have a material adverse effect on our financial condition and results of operations.

If all or a significant portion of the unrealized losses in our portfolio of investment securities were determined to be other-than-temporarily impaired, we would recognize a material charge to our earnings and our capital ratios would be adversely impacted.

We analyze our investment securities quarterly to determine whether, in the opinion of management, the value of any of the securities is other than temporarily impaired.  To the extent that any portion of the unrealized losses in our portfolio of investment securities is determined to be other than temporarily impaired, we will recognize a charge to our earnings in the quarter during which such determination is made and our capital ratios will be adversely impacted.  Generally, a fixed income security is determined to be other than temporarily impaired when it appears unlikely that we will receive all of the principal and interest due in accordance with the original terms of the investment.

Our past acquisitions pose ongoing risks for our business.

We purchased two investment advisory firms that we merged to create WB Capital Management Inc.  We may not achieve the benefits we sought in the acquisitions, or, if achieved, those benefits may be achieved later than we anticipated.  Failure to achieve anticipated benefits from either acquisition could result in increased costs and lower revenues than expected of the combined company.  In addition, if the financial performance associated with the acquisitions fall short of expectations, or if the valuations of investment advisory firms decline significantly, impairment charges associated with the goodwill or other intangible assets recorded as parts of the acquisitions may be required.

There can be no assurance that recently enacted legislation will help stabilize the U.S. economy.

The Emergency Economic Stabilization Act of 2008 ("EESA") was recently signed into law in response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions.  The UST has implemented a Capital Purchase Program (the "CPP") under EESA through which it has purchased preferred stock in participating financial institutions, including $36,000,000 of our Preferred Stock on December 31, 2008.  There can be no assurance, however, as to the actual impact that EESA, including the CPP, will have on the financial markets or on us. The failure of these programs to help stabilize the financial markets and a continuation or worsening of current financial market and general economic conditions could materially and adversely affect our business, financial condition, results of operations, access to credit, or the trading price of our Common Stock.

Our participation in the CPP may impact earnings and Common Stock dividends.

The annual cash dividend that must be paid on the Preferred Stock we sold to the UST through the CPP is $1,800,000 through 2013 and $3,240,000 thereafter.  Our challenge is to use the $36,000,000 capital infusion to generate earnings greater than the costs of the Preferred Stock.  All of the Preferred Stock dividends must be paid before any Common Stock dividends may be paid.  If we do not earn a profit on the proceeds from the Preferred Stock sale, our net income and dividends paid to Common Stock shareholders could be negatively affected.

Our participation in the CPP restricts our ability to increase dividends on our Common Stock, undertake stock repurchase programs, and compensate our key executives.

The terms of the CPP restrict our ability to increase dividends on our Common Stock above $0.16 per share, redeem Treasury’s investment without receiving high-quality replacement capital, undertake stock repurchase programs, and pay executive compensation.  Additional restrictions may be imposed on the CPP by the UST or Congress at a later date, and any such restrictions may apply to us retroactively.  These restrictions may have a material adverse effect on our operations, revenue and financial condition, our ability to pay dividends, or our ability to attract and retain executive talent.

There can be no assurance that our shareholders will continue to receive dividends at the current rate.

Our shareholders are only entitled to receive the dividends declared by our board of directors.  The primary source of money to pay our dividends comes from the dividends paid by West Bank.  The bank’s earnings declined during the last year.  Our board of directors recently reduced the next quarterly dividend to be paid on our Common Stock from $0.16 per share to $0.08 per share.  Although we have historically declared cash dividends on our Common Stock, there can be no assurance that we will maintain dividends at any particular rate.  Any further reduction of, or the elimination of, our Common Stock dividend might adversely affect our stock price.

Substantial sales or dilution of our equity may adversely affect the market price of our Common Stock.

In connection with the CPP stock sale, we sold a Warrant to the UST representing the right to purchase 474,100 shares of our Common Stock.  If the Warrant is exercised, the newly issued Common Stock would dilute the ownership interests of our existing shareholders.  Our Common Stock is also relatively thinly traded.  The market price of our Common Stock might fall if the number of shares of our Common Stock for sale at any particular time substantially increases due to the UST exercising its Warrant and selling our Common Stock.

Our stock has historically traded at high multiples of earnings compared to our peers.

When compared to many of our peers, our stock has historically traded at a high price to earnings multiple.  This circumstance may be related to the market’s evaluation of our historic performance.  However, if our stock started to trade at the average multiple of our peer companies, our stock could decline in price.

The loss of the services of any of our senior executive officers could cause our business to suffer.

West Bancorporation and its subsidiaries are relatively small companies and have overlapping senior management.  Our continued success depends to a significant extent upon the continued services of a relative few individuals, who generally do not have substantial backup.  The loss of services of any of our senior executive officers could cause our business to suffer, at least in the short term.  In addition, our success depends in significant part upon our senior management's ability to develop and implement our business strategies.

We are subject to liquidity risks.

We maintain liquidity primarily through customer deposits and other short-term funding sources.  If economic influences change so that we do not have access to short-term credit or our depositors withdraw a substantial amount of their funds for other uses, West Bank might experience liquidity issues.  Our efforts to monitor and manage liquidity risk may not be successful or sufficient to deal with dramatic or unanticipated reductions in our liquidity.  In such events, our cost of funds may increase, thereby reducing our net interest revenue, or we may need to sell a portion of our investment portfolio, which, depending upon market conditions, could result in our realizing a loss.

The market for banking and financial services in our market areas is highly competitive, which could adversely affect our financial condition and results of operations.

We operate in highly competitive markets.  The West Des Moines metropolitan market area in particular has attracted many new financial institutions within the last several years.  Customer loyalty can be influenced by a competitor's new products, especially offerings that provide cost savings to the customer.  Some of our competitors may also be better able to attract customers because they provide products and services over a larger geographic area than we serve.

Federal and state regulation could increase our costs or have other negative effects on us.

Our companies are regulated financial institutions.  Financial institution regulation is designed primarily to protect consumers, depositors, and the banking system as a whole, not shareholders.  Congress, the Iowa legislature, and federal and state regulatory agencies continually are reviewing and changing financial institution laws, regulations, and policies.  The recent unprecedented failures of financial firms, credit market disruptions, and investor losses have caused many to call for increased financial institution regulation.  Changes to statutes, regulations, or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in significant, unpredictable ways.

WEST BANCORPORATION, INC.

West Bancorporation, Inc. (the “Company” or “Holding Company”) is an Iowa corporation and financial holding company registered under the Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act of 1999.  The Company owns 100 percent of the stock of one state-chartered banking subsidiary, West Bank, and one registered investment advisory firm, WB Capital Management Inc. (“WB Capital”), as described below.  West Bank’s operations are conducted primarily within the Des Moines and Iowa City, Iowa, metropolitan areas in Iowa.  WB Capital’s operations are conducted primarily in Des Moines and Coralville, Iowa, metropolitan areas, but it also has clients throughout the United States.  The Company does not engage in any material business activities apart from ownership of its banking and investment advisory subsidiaries.  The principal executive offices of the Company are located at 1601 22nd Street, West Des Moines, Iowa, 50266, and its telephone number is (515) 222-2300.  The Company’s website address is www.westbankiowa.com.

The Company was organized and incorporated on May 22, 1984, under the laws of the State of Iowa, to serve as a holding company for its principal banking subsidiary, West Bank, whose main office is located in West Des Moines, Iowa.  For the year ended December 31, 2007, West Bank generated approximately 92 percent of the Company’s total revenue.

West Bank’s lending activities consist primarily of short-term and medium-term commercial and real estate loans, business operating loans and lines of credit, equipment loans, vehicle loans, personal loans and lines of credit, home improvement loans, and conventional and secondary market mortgage loan originations.  West Bank also offers a variety of demand, savings and time deposits, merchant credit card processing, safe deposit boxes, wire transfers, debit cards, direct deposit of payroll and social security checks, automated teller machine access, trust services, and correspondent bank services.

WB Capital was formed on October 1, 2003, and is a registered investment advisor.  WB Capital provides investment portfolio management services to individuals, retirement plans, corporations, foundations, endowments, and public entities.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the Selling Security Holders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table reflects our ratios of earnings to fixed charges for the nine-month period ended September 30, 2008, and for each of the years in the five-year period ended December 31, 2007.

For purposes of computing these ratios, earnings represent income before income taxes and fixed charges.  Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and an appropriate portion of rentals (generally one-third) deemed representative of the interest factor.  Fixed charges, including interest on deposit, consist of the foregoing items plus interest on deposits.

	For the Nine Months Ended	For the Years Ended
	September 30,	December 31
	2008	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges, excluding interest on deposits (1)	1.77	2.93	3.94	4.10	5.14	5.62

Ratio of earnings to fixed charges, including interest on deposits (1)	1.26	1.62	1.69	2.16	2.98	3.29

(1)
Dividends on the Preferred Stock are paid quarterly in arrears, with the first quarterly dividend payable to holders of Preferred Stock on February 15, 2009.  Because no dividends have been paid by us on the Preferred Stock for the periods presented, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges presented above.

DESCRIPTION OF FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

The following is a description of the material terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Preferred Stock"), that may be resold by the Selling Security Holders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, including the Articles of Amendment with respect to the Preferred Stock, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our Restated Articles of Incorporation, as amended, we have authority to issue up to 50,000,000 shares of preferred stock, $0.01 par value per share. Of such number of shares of preferred stock, 36,000 shares have been designated as Preferred Stock, all of which shares of Preferred Stock were issued to the UST in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Preferred Stock are validly issued, fully paid and non-assessable.  Holders of Preferred Stock are not entitled to any preemptive rights.

Dividends Payable on Shares of Preferred Stock

The Preferred Stock will pay cumulative compounding dividends quarterly in arrears of 5% per year until the fifth anniversary of the issuance of the Preferred Stock, and 9% thereafter. The dividend payment dates will be February 15, May 15, August 15 and November 15 beginning with the first dividend payment date to occur at least 20 calendar days after the issuance of the Preferred Stock. The Preferred Stock was issued to the UST on December 31, 2008. Accordingly, the first dividend payment date will be February 15, 2009.

Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Preferred Stock are payable to holders of record of shares of Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as our board of directors or any duly authorized committee of our board of directors determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If our board of directors determines not to pay any dividend or a full dividend with respect to the Preferred Stock, we are required to provide written notice to the holders of shares of Preferred Stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to provisions of the Iowa Business Corporation Act (the "IBCA") relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Preferred Stock will rank:

•	senior to our Common Stock and all other equity securities designated as ranking junior to the Preferred Stock; and

•
at least equally with all other equity securities designated as ranking on a parity with the Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of West Bancorporation, Inc.

So long as any shares of Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our Common Stock or any other class or series of Company stock ranking junior to the Preferred Stock, which we refer to as "junior stock," other than a dividend payable solely in shares of our Common Stock, or any class or series of Company stock that does not expressly rank junior or senior to the Preferred Stock, which we refer to as "parity stock."  We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our Common Stock or junior stock unless we have paid in full all accrued dividends on the Preferred Stock for all prior dividend periods, other than:

•
purchases, redemptions or other acquisitions of our Common Stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan and consistent with past practice up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•
purchases or other acquisitions by broker-dealer subsidiaries of West Bancorporation, Inc. solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•
purchases or other acquisitions by broker-dealer subsidiaries of West Bancorporation, Inc. for resale pursuant to an offering by West Bancorporation, Inc. of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders' rights plan or repurchases of rights pursuant to any shareholders' rights plan;

•
acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not West Bancorporation, Inc. or a subsidiary of West Bancorporation, Inc., including as trustee or custodian; and

•
the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 31, 2008, or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

We have agreed with the UST that if we repurchase shares of Preferred Stock from a holder other than the UST, we must offer to repurchase a ratable portion of the Preferred Stock then held by the UST on the same terms.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefore, on the Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefore falling within the dividend period and related to the dividend payment date for the Preferred Stock), with respect to the Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of our board of directors) may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the Preferred Stock from time to time out of any funds legally available for such payment, and the Preferred Stock will not be entitled to participate in any such dividend. However, we have agreed with the UST that prior to the earlier of December 31, 2011 and the date on which the Preferred Stock has been redeemed in full or transferred by the UST, we must obtain the consent of the UST to declare or pay dividends on our Common Stock, other than quarterly cash dividends in an amount not more than our last quarterly cash dividend per share declared prior to October 14, 2008 ($0.16 per share).

Redemption

The Preferred Stock may not be redeemed prior to February 15, 2012, unless we have received aggregate gross proceeds from one or more Qualified Equity Offerings (as defined below) of at least $9,000,000, which equals 25% of the aggregate liquidation amount of the Preferred Stock on the date of issuance. In such a case, we may redeem the Preferred Stock, subject to the approval of the Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such Qualified Equity Offerings.  A "Qualified Equity Offering" is a sale and issuance for cash by us, to persons other than West Bancorporation, Inc. or its subsidiaries after December 31, 2008, of shares of perpetual preferred stock, Common Stock or a combination thereof, that in each case qualify as tier 1 capital of West Bancorporation, Inc. at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified Equity Offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of Common Stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After February 15, 2012, the Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Preferred Stock have no right to require the redemption or repurchase of the Preferred Stock.

If fewer than all of the outstanding shares of Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Preferred Stock designated for redemption will not affect the redemption of any other Preferred Stock.  Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Preferred Stock are to be redeemed, and the number of shares of Preferred Stock to be redeemed (and, if less than all shares of Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock or any other shares ranking, as to that distribution, junior to the Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Preferred Stock and all holders of any shares ranking, as to that distribution, equally with the Preferred Stock, the amounts paid to the holders of Preferred Stock and such other stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Preferred Stock has been paid in full to all holders of Preferred Stock and such other stock, the holders of our Common Stock and any other shares ranking, as to such distribution, junior to the Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends on the Preferred Stock for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of authorized directors of West Bancorporation, Inc. will be reduced by two. The holders of a majority of shares of Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares of Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights.  So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Restated Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•
any amendment or alteration of our Restated Articles of Incorporation, as amended, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Preferred Stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of West Bancorporation, Inc.;

•	any amendment, alteration or repeal of any provision of our Restated Articles of Incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock; or

•
any consummation of a binding share exchange or reclassification involving the Preferred Stock or of a merger or consolidation of West Bancorporation, Inc. with another entity, unless the shares of Preferred Stock remain outstanding following any such transaction or, if West Bancorporation, Inc. is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Preferred Stock, taken as a whole.

To the extent of the voting rights of the Preferred Stock, each holder of Preferred Stock will have one vote for each $1,000 of liquidation preference to which such holder's shares of Preferred Stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Preferred Stock to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a description of the material terms of the Warrant (the "Warrant") that may be resold by the Selling Security holders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The Warrant is initially exercisable for 474,100 shares of our Common Stock. If we complete one or more Qualified Equity Offerings on or prior to December 31, 2009, that result in our receipt of aggregate gross cash proceeds of not less than $36,000,000.00, which is equal to 100% of the aggregate liquidation preference of the Preferred Stock, the number of shares of Common Stock underlying the Warrant then held by the UST will be reduced by 50% to 237,050 shares. The number of shares subject to the Warrant is subject to further adjustments in the circumstances described below under the heading "Adjustments to the Warrant."

Exercise of the Warrant

The initial exercise price of the Warrant is $11.39 per share of Common Stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before December 31, 2018, by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of Common Stock for which the Warrant is being exercised.  The exercise price may be paid either by the withholding by us of such number of shares of Common Stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our Common Stock on the trading day on which the Warrant is exercised or, if agreed to by us and the Warrant holder, by the payment of cash equal to the aggregate exercise price.  The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “Adjustments to the Warrant.”

Upon exercise of the Warrant, we will, as soon as practicable, issue and deliver to the holder of the Warrant the shares of Common Stock that are issued upon exercise. We will not issue fractional shares upon any exercise of the Warrant. Instead, the holder of the Warrant will be entitled to a cash payment equal to the market price of our Common Stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our Common Stock for which the Warrant may be exercised. We have listed the shares of Common Stock issuable upon exercise of the Warrant with the Nasdaq Global Select Market.  The holder of the Warrant will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying shares of Common Stock in connection with the exercise of the Warrant.

Rights as a Shareholder

The holder of the Warrant will have none of the rights or privileges that the holders of our Common Stock enjoy, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The UST may not transfer a portion of the Warrant with respect to more than 237,050 shares of Common Stock until the earlier of the date on which West Bancorporation, Inc. has received aggregate gross proceeds from a qualified equity offering of at least $36,000,000 and December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.  The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions in Common Stock or subdivide, combine or reclassify outstanding shares of Common Stock.

Anti-dilution Adjustment.  Until the earlier of December 31, 2011 and the date the UST no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less than 90% of the market price of the Common Stock on the last trading day prior to pricing such shares, then the number of shares of Common Stock issuable upon exercise of the Warrant and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•
in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of December 31, 2008.

Other Distributions.  If we declare any dividends or distributions other than our regular quarterly cash dividend not in excess of $0.16 per share, then the number of shares of Common Stock issuable upon exercise of the Warrant and the exercise price of the Warrant will be adjusted.

Certain Repurchases.  If we effect a pro rata repurchase of Common Stock, then the number of shares of Common Stock issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving West Bancorporation, Inc. and requiring approval by its shareholders, the Warrant holder's right to receive shares of Common Stock upon exercise of the Warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the holder of the Warrant with respect to the shares of Common Stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

We have summarized the material terms and provisions of the Common Stock in this section. We have also filed our Restated Articles of Incorporation and Bylaws, as amended, with the SEC. You should read our Restated Articles of Incorporation and our Bylaws for additional information before you buy any securities which may be exercised for Common Stock.

General

Authorized and Outstanding Shares. As of the date of this prospectus, our authorized Common Stock was 50,000,000 shares, of which 17,403,882 shares were issued and outstanding.  Shares of our Common Stock issuable upon exercise of the Warrant, will be validly issued, fully paid and non-assessable.

Voting Rights. The holders of our Common Stock are entitled to one vote per share on all matters to be voted on by shareholders.  The holders of Common Stock are not entitled to cumulative voting rights. The IBCA requires a plurality of all votes cast at a meeting at which a quorum is present to elect directors. For most other shareholder votes, the IBCA and our Bylaws provide that an action is approved if the votes cast in favor of the action exceed the votes cast opposing the action at a meeting at which a quorum is present, unless our Restated Articles of Incorporation, our Bylaws or the IBCA provide otherwise.

Dividends. Holders of our Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment of dividends, subject to any preferential rights of any outstanding preferred stock, including the Preferred Stock.

Liquidation. In the event of our liquidation or dissolution, the holders of our Common Stock will be entitled to share ratably in all assets remaining for distribution to shareholders, subject to any preferential rights of any outstanding preferred stock, including the Preferred Stock.

Other Rights. Except as set forth in any written agreement between us and any shareholder, holders of our Common Stock have no preemptive or other subscription rights, and the shares of Common Stock are not subject to further calls or assessment by us. There are no conversion rights or sinking fund provisions applicable to the shares of our Common Stock.

Listing. The outstanding shares of our Common Stock are listed on the Nasdaq Global Select Market under the symbol "WTBA." The transfer agent for our Common Stock is Illinois Stock Transfer Company.

Iowa Law and Certain Articles and Bylaws Provisions; Anti-Takeover Measures

Certain provisions of our Restated Articles of Incorporation and our Bylaws and the IBCA may delay or make more difficult acquisitions or changes of control of West Bancorporation, Inc. not approved by our board of directors. These provisions may also make it more difficult for third parties to replace our current management without the concurrence of our board of directors. In addition, Federal Reserve Board approval is required for certain acquisitions of our Common Stock or other voting stock. All of these provisions could have the effect of discouraging third parties from making proposals that shareholders may otherwise consider to be in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of Common Stock.

Size of Board of Directors and Special Meetings.  Our Bylaws provide that our board of directors will consist of not less than five or more than fifteen directors, the number of which may be established within such limits by the affirmative vote of a majority of our board of directors.  Special meetings of our shareholders may be called by any two members of our board of directors or our president or upon the demand, in accordance with the procedures set forth in the Bylaws, of the holders of record of shares representing at least 50% of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. These provisions may have the effect of making it difficult for a potential acquirer to gain control of our board of directors.

Filling Vacancies on Board of Directors.  Our Bylaws provide that any newly created directorship resulting from an increase in the number of directors and any other vacancy on our board of directors, however caused, shall be filled by the affirmative vote of a majority of the remaining directors, at any regular or special meeting of the board of directors called for that purpose at which a quorum is present.  Any director so elected to fill any vacancy in our board of directors, including a vacancy created by an increase in the number of directors, shall hold office until the next annual meeting of our shareholders and until his or her successor shall be elected. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock issued shall have the right, voting separately by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of the Restated Articles of Incorporation.

Authorized and Unissued Stock.  Our board of directors has the right to cause us to issue authorized and unissued shares of Common Stock and preferred stock from time to time, without shareholder approval, but subject to the rules of the Nasdaq Global Select Market.  These additional shares may be used for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions. The board of directors’ power to approve the issuance of preferred stock could, depending on the terms of such stock, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Similarly, the board of directors' existing ability to issue additional shares of our Common Stock could, depending upon the circumstances of their issue, either impede or facilitate the completion of a merger, tender offer or other takeover attempt, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of Common Stock at higher than prevailing market prices. For example, the issuance of new shares might impede a business combination if they were issued in connection with a rights plan or if the terms of those shares include series voting rights which would enable the holder to block business combinations. Alternatively, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Other Constituencies.  Under Section 490.1108A of the IBCA, in determining what he or she believes to be in the best interests of West Bancorporation, Inc. when considering an acquisition, merger or similar proposal, a director may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, creditors, customers, the communities in which we operate as well as “long-term [and] short-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation."  The IBCA also provides that "[c]onsideration of any or all of the community interest factors is not a violation of the business judgment rule or of any duty of the director to the shareholders, or a group of shareholders, even if the director reasonably determines that a community interest factor or factors outweigh the financial or other benefits to the corporation or a shareholder or group of shareholders."  This provision may have anti-takeover effects in situations where the interests of our stakeholders, other than shareholders, conflict with the short-term maximization of shareholder value.

Iowa Anti-Takeover Statutes. Section 490.624A authorizes an Iowa corporation to issue stock rights or options in connection with a defense against a hostile acquisition.  Such defense is commonly called a "Shareholder Rights Plan."  Iowa law specifically allows the corporation to issue stock rights or options with restrictions.  Generally, a Shareholder Rights Plan allows a corporation to issue stock rights or options on favorable terms upon the consummation of a merger or similar transaction.  The rights or options are issued to outstanding stockholders and may be cancelled or redeemed by the board of directors for a nominal sum.  If not cancelled or redeemed, those rights or options can make a takeover unduly expensive.  Consequently, a Shareholder Rights Plan has the effect of encouraging an acquirer to negotiate with our board of directors on a potential sale.

Section 490.1110 of the IBCA, which governs business combinations, prohibits an Iowa corporation whose shares are publicly traded,  from engaging in a “business combination” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless (1) the board of directors approved the business combination or the transaction prior to the date on which the person became an interested shareholder; (2) the interested shareholder acquired more than 85% of the corporation’s outstanding stock in the transaction which resulted in the shareholder becoming an interested shareholder; or (3) is approved by the board of directors and shareholders holding at least 66 2/3% of voting stock not owned by the interested shareholder.  For purposes of the Iowa business combination statute, a “business combination” includes (a) a merger or share exchange; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 10% of the aggregate market value of the assets or outstanding stock of the corporation; (c) the issuance of stock or rights to purchase stock, unless the stock was issued or transferred pursuant to the exercise of warrants, rights or options made proportionately to all shareholders; (d) other enumerated transactions involving an interested shareholder if the effect is to increase the proportionate share of the outstanding stockholder; and (e) receipt by the interested shareholder of the benefits of a loan , advance, guarantee, pledge or other financial assistance provided by or through the corporation or subsidiary, unless the benefit is received proportionately by all shareholders.  Under the Iowa business combination statute, an “interested shareholder” is a person who beneficially owns 10% of the voting power of the outstanding voting stock of the corporation, or who is an affiliate or associate of the corporation and beneficially owed 10% of the voting power of the then outstanding voting stock within three years prior to the date in question.

Federal Law Restrictions. The Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company, such as West Bancorporation, Inc., unless:

•	the Federal Reserve Board has been given 60 days' prior written notice of the proposed acquisition, and

•
within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for an additional 30 days the period during which such a disapproval may be issued or unless the acquisition otherwise requires Federal Reserve Board approval. An acquisition may be made before expiration of the disapproval period if the Federal Reserve Board issues written notice that it intends not to disapprove the action. It is generally assumed that the acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as West Bancorporation, Inc., would constitute the acquisition of control.

In addition, any "company" would be required to obtain Federal Reserve Board approval before acquiring 25% or more of our outstanding voting stock. If the acquirer is a bank holding company, this approval is required before acquiring 5% of our outstanding Common Stock. Obtaining "control" over West Bancorporation, Inc. would also require Federal Reserve Board prior approval. "Control" generally means:

•	the ownership or control of 25% or more of any class of voting securities of a bank holding company;

•	the ability to elect a majority of the bank holding company's directors; or

•	the ability otherwise to exercise a controlling influence over the bank holding company's management and policies.

SELLING SECURITY HOLDERS

On December 31, 2008, we issued the Securities covered by this prospectus to the UST, which is the initial Selling Security Holder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The UST, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the Securities they own. The Securities to be offered under this prospectus for the account of the Selling Security Holders are:

•	36,000 shares of Preferred Stock, representing beneficial ownership of 100% of the shares of Preferred Stock outstanding on the date of this prospectus;

•	a Warrant to purchase 474,100 shares of our Common Stock, representing beneficial ownership of pproximately 2.7% of our Common Stock as of the date of this prospectus; and

•
474,100 shares of our Common Stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 2.7% of our Common Stock as of the date of this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the UST has sole voting and investment power with respect to the Securities, subject to restrictions on exercise of voting rights on the shares of Common Stock issuable upon exercise of the Warrant described under “Description of Warrant to Purchase Common Stock.”

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the Securities covered by this prospectus will be held by the Selling Security Holders.  However, we do not know when or in what amounts the Selling Security Holders may offer the Securities for sale. The Selling Security Holders might not sell any or all of the Securities offered by this prospectus. Because the Selling Security Holders may offer all or some of the Securities pursuant to this offering, and because currently no sale of any of the Securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the Securities that will be held by the Selling Security Holders after completion of the offering.

Other than with respect to the acquisition of the Securities, the UST has not had a material relationship with us.

Information about the Selling Security Holders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The Selling Security Holders and their successors, including their transferees, may sell the Securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or the purchasers of the Securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve block transactions:

•
on any national securities exchange or quotation service on which the Preferred Stock or the Common Stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, Nasdaq Global Select Market in the case of the Common Stock;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the Securities or otherwise, the Selling Security Holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. The Selling Security Holders may also sell short the Common Stock issuable upon exercise of the Warrant and deliver Common Stock to close out short positions, or loan or pledge the Preferred Stock or the Common Stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these Securities.

The aggregate proceeds to the Selling Security Holders from the sale of the Securities will be the purchase price of the Securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the Selling Security Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Security Holders in amounts to be negotiated immediately prior to the sale.

In offering the Securities covered by this prospectus, the Selling Security Holders and any broker-dealers who execute sales for the Selling Security Holders may be deemed to be "underwriters" within the meaning of Section 2(a)(l1) of the Securities Act in connection with such sales. Any profits realized by the Selling Security Holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling Security Holders who are "underwriters" within the meaning of Section 2(a)(l1) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the Securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

At the time a particular offer of Securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Preferred Stock on any securities exchange or for inclusion of the Preferred Stock in any automated quotation system unless requested by the UST. No assurance can be given as to the liquidity of the trading market, if any, for the Preferred Stock.

We have agreed to indemnify the Selling Security Holders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Securities covered by this prospectus.

LEGAL MATTERS

The validity of the warrant and common stock offered hereby has been passed upon for us by Ahlers & Cooney, P.C., Des Moines, Iowa.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from West Bancorporation Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of West Bancorporation Inc.’s internal control over financial reporting, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuances and Distribution.

The following table sets forth those expenses to be incurred by West Bancorporation, Inc. in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts and commissions and expenses incurred by the Selling Security Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Security Holders in disposing of the shares. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fees	$1,627
Legal fees and expenses	35,000
Accounting fees and expenses	5,000
Miscellaneous expenses	1,000
Total	$42,627

Item 15. Indemnification of Directors and Officers.

Indemnification: Limitation of Liability.  The Restated Articles of Incorporation provide that each person who is a party or threatened to be made a party to actions by reason of the fact that the person is a director or officer of the corporation to be indemnified and held harmless by the corporation to the fullest extent authorized by the IBCA.  The Restated Articles of Incorporation permit the corporation to provide indemnification against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement), reasonably incurred by the director or officer.

Section 490.852 of the IBCA requires a corporation to indemnify a director to the extent that he or she has been “wholly successful on the merits or otherwise” in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation for reasonable expenses.  Section 490.851 of the IBCA governs "permissive indemnification" of corporate directors and officers.  It generally authorizes indemnification if the director acted:  (1) in good faith and (2) if the conduct was in the individual’s "official capacity" with the corporation it must have been with the reasonable belief that the actions were in the best interests of the corporation.  If the action was not in the "official capacity" with the corporation, the director must have reason to believe that the conduct was "at least not opposed to the best interests of the corporation."  As far as criminal proceedings, the director or officer must have had "no reasonable cause to believe [his] conduct was unlawful.”

The Restated Articles of Incorporation also provide that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of a fiduciary duty as a director, except for liability (1) for breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for a transaction from which the director derives an improper personal benefit or (4) for unlawful distributions under the IBCA.

As permitted by the Restated Articles of Incorporation, the corporation has purchased a directors’ and officers’ liability insurance policy that insures all directors and officers, among other things, against certain liabilities that may arise under the Securities Act.

Item 16. Exhibits.

3.1	Restated Articles of Incorporation, incorporated by reference to West Bancorporation, Inc.’s Form 10 filed March 11, 2002.

3.2
Articles of Amendment to the Restated Articles of Incorporation filed with the Iowa Secretary of State on December 24, 2008, incorporated by reference to West Bancorporation, Inc.’s Current Report on Form 8-K filed December 31, 2008.

3.3
Articles of Amendment to the Restated Articles of Incorporation filed with the Iowa Secretary of State on December 24, 2008, designating the terms of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, incorporated by reference to West Bancorporation, Inc.’s Current Report on Form 8-K filed December 31, 2008.

4.1	Bylaws as amended through October 17, 2007.

4.2	Warrant for Purchase of Shares of Common Stock, incorporated by reference to West Bancorporation, Inc.’s Current Report on Form 8-K filed December 31, 2008.

4.3
Letter Agreement, dated December 31 2008, between the Company and the UST, which includes the Securities Purchase Agreement attached thereto, with respect to the issuance and sale of the Preferred Stock and the Warrant, incorporated by reference to West Bancorporation Inc.'s Current Report on Form 8-K filed December 31, 2008.

5.1	Opinion of Ahlers & Cooney, P.C.

12.1	Computation of Ratios of Earnings to Fixed Charges and Preferred Dividends.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Ahlers & Cooney P.C. (included in Exhibit 5.1)

24.1	Powers of Attorney of directors of West Bancorporation, Inc.

Item 17. Undertakings.

a.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shal1 be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

b.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on January 30, 2009.

WEST BANCORPORATION, INC.
(Registrant)

By:	/s/ Thomas E. Stanberry
Thomas E. Stanberry, Chairman, President, and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

January 30, 2009	By: /s/ Thomas E. Stanberry
Thomas E. Stanberry
Chairman, Director, President, and
Chief Executive Officer
(Principal Executive Officer)

January 30, 2009	By: /s/ Douglas R. Gulling
Douglas R. Gulling
Executive Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

DIRECTORS:

Frank W. Berlin, Wendy L. Carlson, Orville E. Crowley, George D. Milligan, Robert G. Pulver, Jack G. Wahlig, and Connie Wimer.

By:	/s/ Thomas E. Stanberry	Date: January 30, 2009
Thomas E. Stanberry, As Attorney-in-Fact*

*Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

Exhibit Index

3.1	Restated Articles of Incorporation, incorporated by reference to West Bancorporation, Inc.’s Form 10 filed March 11, 2002.

3.2
Articles of Amendment to the Restated Articles of Incorporation filed with the Iowa Secretary of State on December 24, 2008, incorporated by reference to West Bancorporation, Inc.’s Current Report on Form 8-K filed December 31, 2008.

3.3
Articles of Amendment to the Restated Articles of Incorporation filed with the Iowa Secretary of State on December 24, 2008, designating the terms of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, incorporated by reference to West Bancorporation, Inc.’s Current Report on Form 8-K filed December 31, 2008.

4.1	Bylaws as amended through October 17, 2007.

4.2	Warrant for Purchase of Shares of Common Stock, incorporated by reference to West Bancorporation, Inc.’s Current Report on Form 8-K filed December 31, 2008.

4.3
Letter Agreement, dated December 31, 2008, between the Company and the UST, which includes the Securities Purchase Agreement attached thereto, with respect to the issuance and sale of the Preferred Stock and the Warrant, incorporated by reference to West Bancorporation Inc.'s Current Report on Form 8-K filed December 31, 2008.

5.1	Opinion of Ahlers & Cooney, P.C.

12.1	Computation of Ratios of Earnings to Fixed Charges and Preferred Dividends.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Ahlers & Cooney P.C. (included in Exhibit 5.1)

24.1	Powers of Attorney of directors of West Bancorporation, Inc.